Exhibit 2.7


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WIRELESS                                                      104 West Callaghan
FRONTIER INTERNET                                                   P.O. Box 778
                                                         Fort Stockton, TX 79735
                                                            Office: 915.336.0336
                                                               Fax: 915.336.0441



June 30, 2003



Patrick H. Cordero, Jr.
1603 N. Big Spring
Midland, Texas  79701

Dear Patrick:

We at Wireless Frontier Internet, Inc. ("WiFi") have enjoyed working with you on this exciting opportunity. WiFi is pleased to present this letter of intent confirming our interest regarding the purchase of all the issued and outstanding shares of Strategic Abstract & Title Corporation. ("SATC" or the " Business") as well as the properties located at 1603 & 1605 N. Big Spring, Midland Texas and 122 N. Main, Fort Stockton. (the "Real Estate") from you the Seller. The Business assets shall include but not be limited to, equipment, accounts receivable, trademarks, if any, trade name, client files, goodwill, all rights to the name Strategic Abstract & Title Corporation and any associated names, all of SATC's rights under its contracts, licenses and agreements and any and all other assets or rights used, owned or held in connection with the operation of the business known as Strategic Abstract & Title Corporation, hereinafter known as the "Assets." However, such assets shall not include any assets of the Law Office of Patrick H. Cordero, Jr. herein set out in Exhibit "B." We believe that Wifi represents an excellent opportunity for you as well as the employees and customers of SATC and we want to work with you to close this transaction expeditiously.

I have outlined the key terms of our proposal:

1. The Acquisition: At the closing (the "Closing") we will pay you $4,000.00 in cash plus 26,041 in Free Trading Stock and 78,125 in rule 144 shares of WiFi in exchange for 100% of the share of SATC and for the Real Estate delivered free and clear of any liens and encumbrances except as herein set out ("the Transaction"). Our offer is based on financial information provided by you to WiFi approximating $300,000.00 of reported recurring annual revenue for the year to date period ended 2002 and contingent upon the verification of such income. At present the purchase price consists of the following assumptions; an asset value of SATC and the Real Estate of at least $625,000.00 and the Seller retaining the debt against the Real Estate.

      Seller will have an option to repurchase the Stock and Real Estate sold in this transaction for the exact number of shares used to purchase the Stock and Real Estate, for a one year period after the close of the Transaction or until WiFi stock is traded on the NASDAQ

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WIRELESS                                                      104 West Callaghan
FRONTIER INTERNET                                                   P.O. Box 778
                                                         Fort Stockton, TX 79735
                                                            Office: 915.336.0336
                                                               Fax: 915.336.0441


      Small Cap Exchange. The Real Estate and the Assets of SATC will be returned in the same condition as sold save any normal wear and tear over the period which the assets were held by WiFi.

2.    Conditions to Closing: The Closing of the acquisition will be subject to:

      a. Satisfactory completion of Wifi due diligence review of SATC including, but not limited to, a complete financial audit verifying information provided to date and legal review of all contracts, leases and other relevant documents. .

      b. Completion of a mutually acceptable Stock Purchase Agreement (the "Definitive Agreement") and supporting documentation. The parties accept that the Definitive Agreement will contain, among other things, customary closing conditions, representations, warranties and indemnities with respect to SATC and customary intellectual property representations, warranties and indemnities covering all software currently in use by the Business.

      c. Approval by WiFi board of directors to enter into the Definitive Agreement on substantially the terms agreed to in this letter of intent.

      d. SATC agrees to continue operations in a reasonable and prudent manner and will continue to pay all accounts and notes according to their terms until closing the Transaction.

3. Agreement with Key Employees: We will enter into employment agreements with key employees of SATC for a 12 month term, providing for all benefits in salary and employee stock options. In addition to salary, the agreements will provide for, among other things, standard vacation time given to WiFi employees, expense reimbursement and a non-compete and nondisclosure clauses (lasting for the term of the employment agreement, plus two years after the termination of the employment agreement). In addition, the employee will be eligible for annual bonuses, based upon the achievement of agreed upon objectives over the course of the employment agreement. The contracts will also include participation in WiFi's employee stock option program.

4. Employees: Based on our discussions, it is our intention that all current SATC employees will become employees of WiFi. All current employees of SATC will be required to execute non-disclosure agreements with non-compete provisions.

5. Anticipated Timing: Seller and WiFi will be prepared to sign the Definitive Agreement as promptly as possible and to close the acquisitions as soon as all conditions to such closing contained in the Definitive Agreement are met on or before June 1, 2003.

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WIRELESS                                                      104 West Callaghan
FRONTIER INTERNET                                                   P.O. Box 778
                                                         Fort Stockton, TX 79735
                                                            Office: 915.336.0336
                                                               Fax: 915.336.0441


6. Certain Representations and Warranties: You have represented that you own 100% of the shares of SATC. You represent that no broker or finder has induced you to enter into this transaction. You also represent that entering into this letter of intent and closing of the Transaction will not interfere with any contractual or other obligations to any third party and you unconditionally agree to indemnify WiFi its officers, directors and agents against all liabilities, claims or expenses, including reasonable attorneys fees, related to any breach of the representations contained in this paragraph.

7. No Discussions and Non-Disclosure: As we will expending a great deal of time and expense to close the Transaction as quickly as possible, you agree that you will work exclusively with WiFi on the sale of all the issued and outstanding shares of SATC and the Real Estate through the close of the Transaction (the Exclusion Period") and will not discuss or encourage the sale of, or investment in the business with any other party. In addition, you agree that you will not disclose confidential information regarding WiFi or its operations, or the status and terms of our negotiations during the Exclusive Period. We both mutually agree that we are bound by the mutual non-disclosure agreement previously signed and that all information related to the terms of this Letter of Intent and the existence of this agreement are considered confidential. Any disclosure by any party to this letter of intent may be grounds for the termination of the Transaction.

8. Effect of Execution: By executing this letter of intent each party confirms the intentions as specified herein. However, except for paragraphs 7 and 8 in this letter of intent is not and is not intended to constitute a contract or an offer to enter into a contract, nor is it intended to be binding upon the parties or upon any other person or person or to create any legal or equitable obligations or rights. The other provisions of this letter of intent will become effective only if the parties execute the Definitive Agreement. No party shall rely on any oral representation not a part of this letter of intent. This letter of intent shall be interpreted and enforced under the laws of the State of TEXAS.

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WIRELESS                                                      104 West Callaghan
FRONTIER INTERNET                                                   P.O. Box 778
                                                         Fort Stockton, TX 79735
                                                            Office: 915.336.0336
                                                               Fax: 915.336.0441



Please countersign a copy of this letter to indicate your general agreement with terms outlined above. This letter of intent will expire on May 15, 2003, if not countersigned and returned by 5:00pm (central time) on that date.

Sincerely,

/s/ Alex Gonzalez
-----------------------------------

Wireless Frontier Internet, Inc.
Alex Gonzalez, CEO

ACCEPTED AND AGREED TO BY:

BY: /s/ Patrick H. Cordero, Jr.
   --------------------------------
      Patrick H. Cordero, Jr.

      Date _____________